Exhibit 10.12
RETIREMENT AGREEMENT AND GENERAL RELEASE
THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), is made by and between DocuSign, Inc., a Delaware corporation (the “Company”), and Neil Hudspith (“Executive” or “Employee”) and together with the Company, the “Parties”.
WHEREAS, the Parties entered into an Employment Agreement dated December 12, 2012 (the “Employment Agreement”) under which Executive was employed as the Company’s Chief Revenue Officer;
WHEREAS, after almost six years of dedicated service to the Company, Executive has announced his intention to retire from his current position as President, Worldwide Field Operations, and from any Officer or Director positions he holds with the Company’s subsidiaries and/or branch offices effective February 15, 2019 (the “Resignation Date”).
WHEREAS, in recognition of Executive’s significant contributions to the Company, and past service in building the Company’s core team, the Company wishes to offer him a separation package and Consulting Agreement;
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Resignation. On or before the Resignation Date, Executive will submit a letter of resignation in the form attached as Exhibit A. On the Resignation Date, Executive will cease to be an employee of the Company or hold any Board or Director positions with the Company’s subsidiaries and/or branch offices.
2.Consideration. In consideration of Executive’s acceptance of this Agreement and abidance by its terms and conditions, the Company will provide Executive with the following benefits:
(a)Executive shall remain in his current position on payroll and receive full salary and benefits until his Resignation Date, unless otherwise agreed to in writing by the Parties. On the Resignation Date, the Company shall pay Executive a lump sum cash payment in respect of Executive’s (i) accrued but unpaid base salary earned through the Resignation Date, and (ii) any accrued but unused vacation time earned through the Resignation Date. In addition, the Company shall reimburse Executive for all business expenses incurred on behalf of the Company through the Resignation Date, in accordance with the Company’s policies with respect to the reimbursement of expenses.
(b)Executive shall remain a service provider such that Executive’s equity awards and/or stock options with the Company shall continue to vest pursuant to the Plan terms, until the Resignation Date;
(c)Provided that Executive executes, on or within 21 days of February 15, 2019, the Reaffirmation of Settlement and General Release (the “Reaffirmation Agreement”) attached hereto as Exhibit B, and does not revoke the Reaffirmation Agreement in accordance with its terms, then Executive shall be entitled to following additional benefits:
(i)Executive shall remain eligible for any earned incentive compensation based on his performance as the Company’s Chief Revenue Officer for Fiscal Year 2019. It is understood and agreed that such incentive compensation will be calculated and paid based on the Company’s standard timeline for payment of commissions; and
(ii)Subject to early termination as set provided in the agreement, Executive shall become a non-employee Consultant to the Company’s Chief Executive Officer through February 15, 2020, for a period of approximately 12-months, terminable on written notice, as fully set forth in the Exclusive Consulting Agreement (the “Exclusive Consulting Agreement”) attached hereto as Exhibit C. As a non-employee Consultant, it is understood and agreed that Executive shall qualify as a “service provider” and will continue time based vesting throughout the term of the Exclusive Consulting Agreement with respect to Restricted Stock Unit (“RSU”) grant number 00005598, 006990 and 00009297 under the Company’s Amended and Restated 2011 Equity Incentive Plan, and the 2018 DocuSign, Inc. Equity Incentive Plan (collectively, the “Plan”). For the purposes of clarity, Executive shall not be considered a “service provider” during the term of the Exclusive Consulting Agreement and shall cease all time based vesting on his Resignation Date with respect to RSU grant number 001816 and 003342. Upon termination of the Exclusive Consulting Agreement on February 15, 2020 (or earlier following the terms of that agreement), Executive shall cease to be a service provider under the Plan with respect to RSU grant number 00005598, 006990 and 00009297 and any remaining unvested equity on that date shall be cancelled pursuant to the terms of the Plan.

Notwithstanding any other provision of this Agreement to the contrary, if Executive materially breaches any of the covenants under the Confidential Information, Invention Assignment and Arbitration Agreement or his duty of loyalty during the consulting period, then Executive shall forfeit his right to receive the benefits set forth in Section 2(c), to the extent then unpaid. This paragraph shall be in addition to any other remedy at law or in equity available to the Company.
3.Executive Acknowledgements and Covenants.
(a)Executive acknowledges that the Company’s agreement to provide the consideration set forth in Section 2 is in exchange for the promises, releases and agreements of Executive set forth in this Agreement. Executive further acknowledges that neither entering into this Agreement nor providing the consideration set forth in Section 2 constitutes an admission by the “Releasees” (as defined below) of liability or of violation of any applicable law or regulation. The Parties acknowledge that the Releasees expressly deny any liability or alleged violation and that this arrangement has been made in recognition of Executive’s service to the Company and for the purpose of compromising any and all claims of Executive.
(b)Executive shall provide written notice to the Company if he intends to commence alternate employment or self-employment during the one-year period following the Resignation Date. Executive is not required to return to the Company any consideration or benefits provided by the Company hereunder, and there shall be no mitigation or diminution of any such consideration or benefits provided or to be provided by the Company hereunder, in the event of commencement of such employment or self-employment. Notwithstanding the above, Executive understands and agrees that if he accepts alternate employment, self-employment, or an advisory role with any competitor of the Company, then such acceptance shall constitute Executive’s voluntary termination of the Exclusive Consulting Agreement attached hereto as Exhibit C and he shall cease being a “service provider” under that agreement.
4.General Release of Claims.
(a)Executive and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Company and its subsidiaries, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, regulation or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Executive signs this Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Executive’s service as an officer, director or employee, as the case may be, of the Company and its subsidiaries and affiliates, (B) any transaction or occurrence prior to the date upon which Executive signs this Agreement and all effects, consequences, losses and damages relating thereto, (C) the Executive’s Employment Agreement; (D) all cash incentive awards, commissions, and all equity or equity-based awards granted, or promised to be granted, by the Company to Executive (except such awards which are owed under this Agreement) and (E) Executive’s employment or cessation of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Fair Labor Standards Act of 1938; Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, such as the California Family Rights Act, the California Fair Employment and Housing Act, the Occupational Safety and Health Act, the California Labor Code, including but not limited to the Private Attorneys General Act, any applicable California Industrial Wage Orders, all as amended; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
(b)Executive is releasing all known and unknown Claims, and waiving any rights under California Civil Code Section 1542, or similar laws, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
(c)Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Executive may have: (i) under this Agreement, the Exclusive Consulting Agreement, the Reaffirmation Agreement or the Plan;

(ii) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (iii) under any applicable insurance coverage(s) (including, without limitation, COBRA rights); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans of the Company; (v) with respect to any claims that cannot be waived by operation of law; (vi) with respect to any claims which may arise after Executive signs this Agreement; or (vii) with respect to Executive’s right to challenge the validity of the release under the ADEA.
(d)Additionally, while Executive acknowledges and understands that by this Agreement he foregoes, among other things, any and all past and present rights to recover money damages or personal relief arising out of Executive’s employment with the Company, the Parties agree that this Agreement shall not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.
5.Affirmations. Executive affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum or form. Executive also affirms that he has no known workplace injuries or occupational diseases and has been provided and has not been denied any leave requested under the Family and Medical Leave Act or any similar state law. Executive also affirms that nothing in this Agreement or his resignation shall constitute “Good Reason” or a “Qualifying Termination” under the terms any agreement between himself and the Company including but not limited his Retention Agreement signed on September 14, 2016, or his Amended and Restated Retention Agreement signed on April 3, 2018 (collectively “Retention Agreements”). For purposes of clarity, this means that Executive shall not have any rights under the Retention Agreements following his Resignation Date.
6.Communication Plan. The Company and Executive are committed to working together on a mutually agreeable communication plan regarding Executive’s resignation. Executive further agrees he shall not disparage DocuSign or any current or former director, officer, agent or employee of DocuSign, except neither Party shall be prohibited from making any truthful statements when required to do so by law, regulatory authority, subpoena or court order.
7.Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company hereby advises him to consult with an attorney of his own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) Executive is entering into this Agreement, including the provisions set forth in Section 4 hereof, knowingly, freely and voluntarily in exchange for good and valuable consideration.
8.Review and Revocation. Executive acknowledges that he has been given twenty- one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive shall have seven (7) calendar days from the date this Agreement is originally executed by Executive to revoke his consent to the terms of this Agreement. Such revocation must be in writing and sent via hand delivery or signed via DocuSign to the attention of the Company’s General Counsel at Reggie.Davis@DocuSign.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement shall not become effective, and Executive shall not have any rights to the consideration set forth in Section 2. Provided that Executive does not revoke this Agreement within such seven (7) day period, this Agreement shall become effective on the eighth (8th) calendar day after the date on which Executive signs it.
9.Governing Law. This Agreement shall be governed by and construed and enforced according to the laws of the State of California, without regard to conflicts of laws principles thereof.
10.Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided hereunder, and Executive shall be responsible for any taxes imposed on him with respect to any such payment.
11.Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto.
12.Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this

Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
13.Modifications. This Agreement may not be changed, amended, or modified unless done so in a writing signed by the Company and Executive.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DocuSign, Inc
Dated:	January 31, 2019	By:	/s/ Reggie Davis
		Name:	Reggie Davis
		Title:	General Counsel

Neil Hudspith
Dated:	January 30, 2019		/s/ William Hudspith

EXHIBIT A
[Date]
Neil Hudspith
Re: Resignation
To Whom It May Concern:
Effective February 15, 2019, I voluntarily resign from my position as President, Worldwide Field Operations of DocuSign, Inc. (“DocuSign”), along with all Board and Director positions with subsidiaries and/or branch offices of DocuSign with which I am affiliated.
Sincerely,

Neil Hudspith

EXHIBIT B
REAFFIRMATION OF RESIGNATION AGREEMENT AND GENERAL RELEASE
THIS REAFFIRMATION OF RESIGNATION AGREEMENT AND GENERAL RELEASE (this “Reaffirmation Agreement”), dated as of February __, 2019, is made by and between DocuSign, Inc., a Delaware company (the “Company”), and Neil Hudspith (“Executive” or “Employee”) (and together with the Company, the “Parties”). The Parties previously entered into a Resignation Agreement and General Release (“Release Agreement”). Executive’s last day of employment with the Company was February 15, 2019. Executive was paid his regular wages through this date. The Parties subsequently and concurrently with this Reaffirmation Agreement entered into an Exclusive Consulting Agreement, pursuant to which the Company retained Executive as an independent contractor for a period of twelve (12) months, terminable for convenience by Executive on 30-days written notice. Executive is now eligible to receive the consideration set forth in Section 2(c) of the Release Agreement, subject to his executing (and not revoking) this Reaffirmation Agreement, as provided below.
1.Terms of Release Agreement
All of the terms set forth in the Release Agreement remain in full force and effect. Unless specifically provided to the contrary, all terms used in this Reaffirmation Agreement shall have the same meaning ascribed to them in the Release Agreement which it reaffirms and supplements.

2.	Supplemental Release
(a)Executive and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Company and its subsidiaries, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, regulation or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Executive signs this Reaffirmation Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Executive’s service as an officer, director or employee, as the case may be, of the Company and its subsidiaries and affiliates, (B) any transaction or occurrence prior to the date upon which Executive signs this Reaffirmation Agreement and all effects, consequences, losses and damages relating thereto, (C) the Executive’s Employment Agreement; (D) all cash incentive awards, commissions, and all equity or equity- based awards granted, or promised to be granted, by the Company to Executive (except such awards which are owed pursuant to this Agreement) and (E) Executive’s employee or cessation of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Fair Labor Standards Act of 1938; Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, such as the California Family Rights Act, the California Fair Employment and Housing Act, the Occupational Safety and Health Act, the California Labor Code, including but not limited to the Private Attorneys General Act, any applicable California Industrial Wage Orders, all as amended; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
(b)Executive is releasing all known and unknown Claims, and waiving any rights under California Civil Code Section 1542, or similar laws, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
(c)Notwithstanding the foregoing, nothing in this Reaffirmation Agreement shall release or waive any rights or claims Executive may have: (i) under this Reaffirmation Agreement; (ii) under the Release Agreement, Exclusive Consulting Agreement, or the Plan (iii) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (iv) under any applicable insurance coverage(s) (including, without limitation, COBRA rights); (v) with respect to any accrued and vested benefits under any tax-qualified retirement plans of the Company; (vi) with respect to any claims that cannot be waived by operation of law; (vii) with respect to any claims which may arise after Executive signs this Agreement; or (viii) with respect to Executive’s right to challenge the validity of the release under the ADEA.
(d)Additionally, Executive acknowledges and understands that by this Reaffirmation Agreement he foregoes, among other things, any and all past and present rights to recover money damages or personal relief arising out of Executive’s employment with the Company, the Parties agree that this Reaffirmation Agreement shall not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.
3.Miscellaneous
(a)Executive acknowledges and agrees that he has been paid all amounts that the Company or any Releasees allegedly should have paid him in the past.
(b)Executive agrees to return to the Company all Company property, including electronics, computers, files, memoranda, documents, records, copies of the foregoing, the Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other the Company property in his possession, custody or control. To the extent Executive subsequently discovers that any property and/or data identified above is still in his possession, custody or control, he agrees to return all such property and data to the Company as soon as practicable, but in no event later than 10 days after making such discovery. Executive agrees that he has cleared all expense accounts, repaid everything he owes to the Company or any Releasee, paid all amounts he owes on the Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.
4.Review and Revocation. Executive acknowledges that he has been given in excess of twenty-one (21) calendar to consider the terms of this Reaffirmation Agreement. Executive further agrees that any modifications, material or otherwise, made to this Reaffirmation Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive shall have seven (7) calendar days from the date this Reaffirmation Agreement is originally executed to revoke Executive’s consent to the terms of this Reaffirmation Agreement. Such revocation must be in writing and sent via hand delivery to the attention of the Company’s General Counsel, Reggie Davis at 221 Main Street, Suite 1000, San Francisco, CA 94105 or signed via DocuSign to the attention of the Company’s General Counsel at Reggie.Davis@DocuSign.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation, this Reaffirmation Agreement shall not become effective and Executive shall not have any rights to the consideration set forth in Section 2(c) of the Release Agreement. Provided that Executive does not revoke this Agreement within such seven (7) day period, this Reaffirmation Agreement shall become effective on the eighth (8th) calendar day after the date on which Executive signs it.
*** AGREEMENT NOT TO BE SIGNED BEFORE FEBRUARY 15, 2019 ***

Dated:
Neil Hudspith

EXHIBIT C
EXCLUSIVE CONSULTING AGREEMENT
This Exclusive Consulting Agreement (“Agreement”) is entered into as of February __, 2019, by and between DocuSign, Inc., its affiliates and subsidiaries (the “Company”) and Neil Hudspith (“Hudspith” or “Consultant”).
WHEREAS, Hudspith’s employment with the Company ended on February 15, 2019;
WHEREAS, the Company desires to retain Hudspith as an independent contractor to perform exclusive consulting services for the Company, and Hudspith is willing to perform such services, on the terms described herein.
In consideration of the mutual promises contained herein, the parties agree as follows:
1.Services and Compensation. The Company agrees to compensate Consultant for Consultant’s performance of service as follows:
A.Consultant will work as an independent contractor for the Company through February 15, 2020. The Company will not employ Consultant during this period. Consultant will qualify as a “service provider” and will continue time based vesting throughout the term of this Exclusive Consulting Agreement with respect to Restricted Stock Unit (“RSU”) grant number 00005598, 006990 and 00009297 under the Company’s Amended and Restated 2011 Equity Incentive Plan and the 2018 DocuSign, Inc. Equity Incentive Plan (collectively, the “Plan”). Consultant will continue to vest in shares in RSU grant number 00005598, 006990 and 00009297 pursuant to the Plan for the duration of this Consulting Agreement. For the purposes of clarity, Executive shall not be considered a “service provider” during the term of this Exclusive Consulting Agreement, and shall not continue time based vesting, with respect to RSU grant number 001816 and 003342.
B.Consultant will be paid a monthly retention of $3,600 per month for up to twenty- five (25) hours of service. Consultant agrees to make himself available for up to (25) hours per month and to perform services at mutually-convenient times as needed by the Company during the term of this Agreement. Consultant will be provided via email or in writing specific deliverables to perform for the Company from the Company’s Chief Executive Officer. Those tasks will include engaging with Company customers as requested by the sales leadership team, focusing on projects utilizing Consultant’s expertise in the industry, speaking engagements, or consulting on matters as requested by the Company’s Chief Executive Officer. Consultant agrees to exercise reasonable effort to complete projects, and respond to inquiries related to those projects, in a timely manner.

2.	Confidentiality.
A.Definition. “Confidential Information” means the Company’s assigned inventions, trade secrets as well as other proprietary knowledge, information, ideas, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, manufacturing techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether information Consultant learned about or developed in connection with his former employment with and/or learns about or develops in current consulting services for the Company.
B.Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Consultant may disclose: (i) the terms of this Agreement to Consultant’s attorneys, accountants and other advisors who have a need to know of such information: and (ii) the terms of Consultant’s obligations contained in the Confidential Information, Invention Assignment and Arbitration Agreement as amended in Paragraph 8.C (the “Confidentiality Agreement”) and this Agreement, to prospective employers and other persons or entities with whom Consultant is working that have a need to know such information, provided that they agree to hold such information in strictest confidence.
C.Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant (other than the Company) or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
D.Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
E.Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company and not retain all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, and all Confidential Information that Consultant may have in Consultant’s possession or control.
3.Ownership.
A.Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.
B.Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
C.Pre-Existing Materials. Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre- existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.
D.Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.	Conflicting Obligations.
A.Conflicts. Consultant is an independent contractor and is free to enter into agreements to provide services for other clients providing that such services shall not be provided to a competitor of the Company during the term of this Consulting Agreement. For the purposes of this agreement, a “competitor of the Company” shall refer to any entity or individual developing, selling or consulting on software or services in the system of agreement software landscape. If Consultant has any question about whether a prospective client would be viewed as a competitor, the Consultant shall request approval from the Company before accepting a new engagement during the term of this Consulting Agreement. Consultant’s violation of this Section 4.A will be considered a material breach.
B.Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement, keep the Company advised as to Consultant’s progress in performing the services under this Agreement.
5.Term and Termination.
A.Term. The term of this Agreement will begin the day immediately following Consultant’s final date of employment with the Company and will continue until February 15, 2020, unless terminated earlier by either party as provided herein. The Term may only be extended by mutual written agreement of the parties.
B.Termination for Convenience by Consultant. Consultant shall be permitted to cancel this Agreement for convenience with 30-days written notice to the other party.
C.Termination for Cause by Company. Company shall be permitted to cancel this Agreement early for Cause pursuant to the terms herein. Cause under this provision shall be defined as Consultant not fulfilling the duties described in Section 1(B) of this Agreement, committing a material breach of any provision of this Agreement, or engaging in fraud or criminal misconduct.
D.Termination for Convenience by Company. Company shall be permitted to cancel this Agreement for convenience with 30-days written notice to Consultant, but, it is understood and agreed that if Company terminates this Agreement for convenience, then Consultant shall be entitled to vesting acceleration from RSU grant number 00005598, 006990 and 00009297 of any time based vesting events which otherwise would have occurred between Consultant’s early termination date and February 15, 2020.
E.Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other under this Agreement shall cease except: Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 6 (Independent Contractor; Benefits), and Section 7 (Indemnification) will survive termination of this Agreement.
6.Independent Contractor; Benefits.
A.Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. As an independent contractor, Consultant’s undertakings on behalf of other clients shall not be restricted in any way, provided they do not conflict with any provisions of this Agreement or preclude Consultant from complying with them. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. All such tools and materials shall remain the sole property of Consultant. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self- employment and other taxes on such income. If any court or federal, state or local agency determines that Consultant is not an independent contractor, each party shall be responsible for any taxes, costs or other expenses that are determined to be the responsibility of such party in connection with such ruling, but the Company shall bear the cost of and reimburse Consultant as to any penalties or interest assessed on any amounts that may be determined to be owing by either party.
B.Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company (excluding any COBRA benefits Consultant may enroll in). If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
C.Upon receipt of appropriate documentation and an invoice, the Company will reimburse Consultant for reasonable expenses Consultant incurs in performing the services at the Company’s request in accordance with the Company’s standard travel and expense reimbursement policy.
7.Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any third party claim based upon (i) any grossly negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations. Company agrees to indemnify and hold harmless the Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, excluding attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any third party claim based upon (i) any grossly negligent, reckless or intentionally wrongful act of Company or Company’s assistants, employees or agents, (ii) any failure of Company to comply with all applicable laws, rules and regulations, or (iii) services performed by Consultant at the direction of Company (except to the extent covered by Consultant’s indemnity obligations above).
8.Miscellaneous.
A.Governing Law. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules.
B.Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.
C.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement, excluding but not limited to the Confidentiality Agreement signed on January 31, 2013. For the purposes of clarity, all parties agree that the Confidentiality Agreement shall: (i) be governed under California law and any dispute shall take place in San Francisco, CA or such other location as is mutually agreed by the parties in writing; and (ii) that Section 9 therein shall be struck in its entirety and will not be enforced. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both parties or by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the parties.
D.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
E.Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, via DocuSign, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party’s address written below or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 8.E.

(1)	If to the Company, to:
Reggie Davis
DocuSign, Inc.
221 Main Street, Suite 1000
San Francisco, CA 94105
DocuSign delivery: reggie.davis@docusign.com
(2)If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.
F.Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
G.Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.
IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

Neil Hudspith		DocuSign, Inc.
By:		By:
Name:	William Hudspith	Name:
Title:
Address for Notice: